                                                                    Exhibit 99.1


                            UNISPHERE NETWORKS, INC.



                              FINANCIAL STATEMENTS

                            UNISPHERE NETWORKS, INC.
              (An indirect majority-owned subsidiary of Siemens AG)
                           Consolidated Balance Sheets

                                                                                   SEPTEMBER 30,     SEPTEMBER 30,       MARCH 31,
                                                                                       2000              2001              2002
                                                                                   ------------      ------------      ------------
                                                                                                                        (UNAUDITED)
                                                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                     ASSETS

Current assets:
     Cash and cash equivalents                                                     $        634      $     26,879      $     26,943
     Accounts receivable, net of allowances of $1,890, $3,462
         and $4,569 at September 30, 2000 and 2001 and
         March 31, 2002, respectively                                                       181             3,125             4,197
     Accounts receivable from related parties                                             6,989             5,112             8,332
     Inventories                                                                         12,412            31,068            12,289
     Prepaid expenses and other current assets                                            4,307             3,431             5,358
     Current assets of discontinued operations                                            3,755             4,427             3,685
                                                                                   ------------      ------------      ------------
             Total current assets                                                        28,278            74,042            60,804

Property and equipment, net                                                              21,610            30,357            30,645
Long-term deposit                                                                         9,250               884             1,046
Goodwill, net                                                                           246,040           177,054           177,054
Non-current assets of discontinued operations                                           166,776           126,017           123,351
                                                                                   ------------      ------------      ------------
             Total assets                                                          $    471,954      $    408,354      $    392,900
                                                                                   ============      ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                              $     12,728      $     20,126      $     11,461
     Accounts payable to related parties                                                  1,071                --                --
     Accrued expenses                                                                    14,590            17,283            21,694
     Deferred revenue                                                                     8,347            40,725            17,220
     Convertible promissory note and accrued interest due to related party                   --            70,476           113,630
     Current liabilities of discontinued operations                                       5,555             7,960             5,910
                                                                                   ------------      ------------      ------------
             Total current liabilities                                                   42,291           156,570           169,915

Stockholders' Equity:
     Common stock, $.0l par value; 115,360,661 shares authorized;
         90,284,760, 90,638,974 and 90,665,017 shares issued and
         outstanding at September 30, 2000 and 2001 and March 31, 2002,
         respectively                                                                       903               906               907
     Additional paid-in capital                                                       1,324,683         1,335,159         1,329,153
     Accumulated deficit                                                               (818,735)       (1,031,434)       (1,066,212)
     Notes receivable from officers                                                     (28,323)          (26,879)          (26,879)
     Deferred compensation                                                              (48,865)          (25,904)          (13,710)
     Accumulated other comprehensive loss                                                    --               (64)             (274)
                                                                                   ------------      ------------      ------------
                Total stockholders' equity                                              429,663           251,784           222,985
                                                                                   ------------      ------------      ------------
                Total liabilities and stockholders' equity                         $    471,954      $    408,354      $    392,900
                                                                                   ============      ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)
                     Consolidated Statements of Operations

                                                       JANUARY
                                                       12, 1999
                                                       (DATE OF
                                                       INCEPTION)                                           SIX MONTHS ENDED
                                                        THROUGH        YEAR ENDED      YEAR ENDED              MARCH 31,
                                                      SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------
                                                          1999            2000            2001            2001            2002
                                                      ------------    ------------    ------------    ------------    ------------
                                                                                                       (UNAUDITED)     (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
     Third parties                                    $         --    $     14,858    $    102,169    $     41,140    $     71,678
     Related parties                                         1,286          16,735          67,713          18,727          39,060
                                                      ------------    ------------    ------------    ------------    ------------
             Net revenues                                    1,286          31,593         169,882          59,867         110,738

Cost of revenues:
     Cost of revenues, excluding stock-based
     compensation                                            1,647          26,385          90,720          36,017          49,441
     Stock-based compensation                                   --             644             411             257             280
                                                      ------------    ------------    ------------    ------------    ------------
             Total cost of revenues                          1,647          27,029          91,131          36,274          49,721
                                                      ------------    ------------    ------------    ------------    ------------
             Gross profit (loss)                              (361)          4,564          78,751          23,593          61,017

Operating expenses:
     Research and development (1)                           47,950          72,462          55,700          25,247          32,176
     Sales and marketing (1)                                14,621          35,642          48,400          21,685          26,162
     General and administrative (1)                         12,163          13,208          11,596           5,359           5,507
     Amortization of goodwill and intangible assets         43,645          83,870          68,987          34,493              --
     Write-off of offering costs                                --              --           2,691              --              --
     Impairment of intangible assets                            --         118,810              --              --              --
     Purchased in-process research and development         138,100              --              --              --              --
     Stock-based compensation                                   --          18,825           9,443           4,108           5,290
                                                      ------------    ------------    ------------    ------------    ------------
             Total operating expenses                      256,479         342,817         196,817          90,892          69,135
                                                      ------------    ------------    ------------    ------------    ------------
             Loss from operations                         (256,840)       (338,253)       (118,066)        (67,299)         (8,118)

Other income (expense):
     Other expense                                              --          (2,164)         (4,272)             32            (261)
     Interest income (expense)                                 264             698            (621)            181          (2,487)
                                                      ------------    ------------    ------------    ------------    ------------
         Total other income (expense)                          264          (1,466)         (4,893)            213          (2,748)
                                                      ------------    ------------    ------------    ------------    ------------
                Loss from continuing operations           (256,576)       (339,719)       (122,959)        (67,086)        (10,866)
                Loss from discontinued operations         (128,477)        (93,963)        (89,740)        (40,034)        (23,912)
                                                      ------------    ------------    ------------    ------------    ------------
                Net loss                              $   (385,053)   $   (433,682)   $   (212,699)   $   (107,120)   $    (34,778)
                                                      ============    ============    ============    ============    ============

Basic and diluted net loss per share:
     Continuing operations                            $      (2.98)   $      (3.93)   $      (1.39)   $      (0.76)   $      (0.12)
     Discontinued operations                                 (1.49)          (1.09)          (1.01)          (0.45)          (0.27)
                                                      ------------    ------------    ------------    ------------    ------------
                Net loss                              $      (4.47)   $      (5.02)   $      (2.40)   $      (1.21)   $      (0.39)
                                                      ============    ============    ============    ============    ============
Weighted average shares used in computing basic
     and diluted net loss per share                         86,133          86,399          88,601          88,254          89,453
                                                      ============    ============    ============    ============    ============

(1) Excludes non-cash, stock-based compensation expense as follows:

Research and development                              $         --    $      6,555    $      1,801    $         70    $      2,131
Sales and marketing                                             --           4,415             657             203             348
General and administrative                                      --           7,855           6,985           3,835           2,811
                                                      ------------    ------------    ------------    ------------    ------------
                                                      $         --    $     18,825    $      9,443    $      4,108    $      5,290
                                                      ============    ============    ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
              (An indirect majority-owned subsidiary of Siemens AG)
                 Consolidated Statements of Stockholders' Equity
                        (In thousands, except share data)

                                                                                              ADDITIONAL
                                                                  COMMON STOCK                 PAID-IN          ACCUMULATED
                                                            SHARES            AMOUNT           CAPITAL            DEFICIT
                                                         ------------      ------------      ------------      ------------
Net loss                                                           --      $         --      $         --      $   (385,053)
Issuance of common stock                                   86,133,333               861           257,540                --
Capital contribution from parent                                   --                --           741,550                --
                                                         ------------      ------------      ------------      ------------
Balance, September 30, 1999                                86,133,333               861           999,090          (385,053)

Net loss                                                           --                --                --          (433,682)
Capital contribution form parent                                   --                --           212,503                --
Sale of restricted common stock in
     exchange for notes                                     2,700,000                27            28,323                --
Sale of restricted common stock                               521,334                 5             5,469                --
Issuance of common stock upon the
     exercise of stock options                                930,093                10             7,969                --
Deferred compensation on employee
     stock grants                                                  --                --            70,699                --
Amortization of compensation expense
     related to employee stock options                             --                --                --                --
Deferred compensation related to
     the issuance of stock options to non-
     employees                                                     --                --               630                --
Amortization of compensation expense
      related to non-employee stock options                        --                --                --                --
                                                         ------------      ------------      ------------      ------------
Balance, September 30, 2000                                90,284,760      $        903      $  1,324,683      $   (818,735)

Net loss                                                           --                --                --          (212,699)
Foreign currency translation adjustment                            --                --                --                --

             Comprehensive loss                                    --                --                --                --
Capital contribution from parent                                   --                --            22,250                --
Exercise of stock options in exchange
     for notes                                                 66,666                --               490                --
Repayment of notes receivable                                      --                --                --                --
Repurchase of restricted common stock
     from employee                                           (137,500)               (1)           (1,443)               --
Issuance of common stock upon the
     exercise of stock options                                425,048                 4             3,661                --
Deferred compensation on employee
     stock grants                                                  --                --           (15,741)               --
Amortization of compensation expense
     related to employee stock grants                              --                --                --                --
Deferred compensation related to the
     issuance of stock options to
     non-employees                                                 --                --             1,259                --
Amortization of compensation expense
     related to non-employee stock options                         --                --                --                --
                                                         ------------      ------------      ------------      ------------
Balance, September 30, 2001                                90,638,974      $        906      $  1,335,159      $ (1,031,434)

Net loss (unaudited)                                               --                --                --           (34,778)
Foreign currency translation adjustment (unaudited)                --                --                --                --

             Comprehensive loss (unaudited)                        --                --                --                --
Issuance of common stock upon the
     exercise of stock options (unaudited)                     26,043                 1               303                --
Deferred compensation on employee
     stock grants (unaudited)                                      --                --            (6,329)               --
Amortization of compensation expense
     related to employee stock grants (unaudited)                  --                --                --                --
Deferred compensation related to the
     issuance of stock options to
     non-employees (unaudited)                                     --                --                20                --
Amortization of compensation expense
     related to non-employee stock options (unaudited)             --                --                --                --
                                                         ------------      ------------      ------------      ------------
Balance, March 31, 2002 (unaudited)                        90,665,017      $        907      $  1,329,153      $ (1,066,212)
                                                         ============      ============      ============      ============

                                                                                               ACCUMULATED
                                                                                                  OTHER             TOTAL
                                                              NOTES            DEFERRED        COMPREHENSIVE     STOCKHOLDERS'
                                                            RECEIVABLE       COMPENSATION          LOSS             EQUITY
                                                           ------------      ------------      ------------      ------------
Net loss                                                   $         --      $         --      $         --      $   (385,053)
Issuance of common stock                                             --                --                --           258,401
Capital contribution from parent                                     --                --                --           741,550
                                                           ------------      ------------      ------------      ------------
Balance, September 30, 1999                                          --                --                --           614,898

Net loss                                                             --                --                --          (433,682)
Capital contribution form parent                                     --                --                --           212,503
Sale of restricted common stock in
     exchange for notes                                         (28,323)               --                --                27
Sale of restricted common stock                                      --                --                --             5,474
Issuance of common stock upon the
     exercise of stock options                                       --                --                --             7,979
Deferred compensation on employee
     stock grants                                                    --           (70,699)               --                --
Amortization of compensation expense
     related to employee stock options                               --            21,834                --            21,834
Deferred compensation related to
     the issuance of stock options to non-employees                  --              (630)               --                --
Amortization of compensation expense
     related to non-employee stock options                           --               630                --               630
                                                           ------------      ------------      ------------      ------------
Balance, September 30, 2000                                $    (28,323)     $    (48,865)     $         --      $    429,663

Net loss                                                             --                --                --          (212,699)
Foreign currency translation adjustment                              --                --               (64)              (64)
                                                                                                                 ------------
             Comprehensive loss                                      --                --                --          (212,763)
Capital contribution from parent                                     --                --                --            22,250
Exercise of stock options in exchange
     for notes                                                     (490)               --                --                --
Repayment of notes receivable                                       490                --                --               490
Repurchase of restricted common stock
     from employee                                                1,444                --                --                --
Issuance of common stock upon the
     exercise of stock options                                       --                --                --             3,665
Deferred compensation on employee
     stock grants                                                    --            15,741                --                --
Amortization of compensation expense
     related to employee stock grants                                --             7,220                --             7,220
Deferred compensation related to the
     issuance of stock options to
     non-employees                                                   --            (1,259)               --                --
Amortization of compensation expense
     related to non-employee stock options                           --             1,259                --             1,259
                                                           ------------      ------------      ------------      ------------
Balance, September 30, 2001                                $    (26,879)     $    (25,904)     $        (64)     $    251,784

Net loss (unaudited)                                                 --                --                --           (34,778)
Foreign currency translation adjustment (unaudited)                  --                --              (210)             (210)
                                                                                                                 ------------
             Comprehensive loss (unaudited)                          --                --                --           (34,988)
Issuance of common stock upon the
     exercise of stock options (unaudited)                           --                --                --               304
Deferred compensation on employee
     stock grants (unaudited)                                        --             6,329                --                --
Amortization of compensation expense
     related to employee stock grants (unaudited)                    --             5,865                --             5,865
Deferred compensation related to the
     issuance of stock options to
     non-employees (unaudited)                                       --               (20)               --                --
Amortization of compensation expense
     related to non-employee stock options (unaudited)               --                20                --                20
                                                           ------------      ------------      ------------      ------------
Balance, March 31, 2002 (unaudited)                        $    (26,879)     $    (13,710)     $       (274)     $    222,985
                                                           ============      ============      ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
              (An indirect majority-owned subsidiary of Siemens AG)
                      Consolidated Statements of Cash Flows

                                                              JANUARY
                                                              12, 1999
                                                              (DATE OF
                                                             INCEPTION)
                                                               THROUGH        YEAR ENDED      YEAR ENDED
                                                             SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1999            2000            2001
                                                             ------------    ------------    ------------
                                                                            (IN THOUSANDS)
Cash flows from operating activities:
     Loss from continuing operations                         $   (256,576)   $   (339,719)   $   (122,959)
     Adjustments to reconcile loss to net cash
         provided by (used in) operating activities:
     Purchased in-process research and development                138,100              --              --
     Depreciation and amortization                                 45,032          93,976          83,078
     Amortization of deferred compensation on employee
         stock grants                                                  --          18,839           8,595
     Amortization of deferred compensation on
         non-employee stock grants                                     --             630           1,259
     Impairment of intangible assets                                   --         118,810              --
     Write-off of offering costs                                       --              --           2,691
     Loss on disposal of fixed assets                                  --           2,164           4,985
         Changes in operating assets and liabilities
         (net of acquired balances in 1999):
            Accounts receivable                                       131            (122)          2,944
            Related party accounts receivable                      (2,939)         (4,050)          1,877
            Inventories                                                12         (12,004)        (18,656)
            Prepaid expenses and other current assets                  59          (3,989)           (876)
            Long-term deposit                                          --          (9,250)          8,366
            Accounts payable                                        1,709           9,089           7,398
            Related party accounts payable                          3,992          (2,921)         (1,071)
            Accrued milestone payments                             47,717         (27,717)             --
            Accrued expenses                                        5,877           6,308           6,169
            Deferred revenue                                           --           8,347          32,378
                                                             ------------    ------------    ------------
               Net cash provided by (used in)
                  operating activities                            (16,886)       (141,609)         16,178
                                                             ------------    ------------    ------------

Cash flows from investing activities:
     Purchases of property and equipment                           (4,631)        (26,694)        (28,923)
     Proceeds from sale of assets                                      --             174           1,100
                                                             ------------    ------------    ------------
               Net cash used in investing
                  activities                                       (4,631)        (26,520)        (27,823)
                                                             ------------    ------------    ------------

Cash flows from financing activities:
     Capital contributions from parent                             49,951         212,503          22,250
     Proceeds from convertible promissory note due to
         related party                                                 --              --          67,000
     Cash contributed with acquired companies by parent            27,054              --              --
     Repayment of capital lease obligation                         (2,067)             --              --
     Repayment of note receivable from officer                         --              --             490
     Proceeds from sales of restricted common stock                    --           5,501              --
     Proceeds from exercise of stock options                           --           7,979           3,665
                                                             ------------    ------------    ------------
               Net cash provided by financing activities           74,938         225,983          93,405
                                                             ------------    ------------    ------------
Net increase in cash and cash equivalents                          53,421          57,854          81,760
Effect of exchange rate changes on cash                                --              --             (64)
Net cash used in discontinued operations                          (44,339)        (66,302)        (55,451)
Cash and cash equivalents, beginning of period                         --           9,082             634
                                                             ------------    ------------    ------------
Cash and cash equivalents, end of period                     $      9,082    $        634    $     26,879
                                                             ============    ============    ============

Non cash activities:

     Common stock issued and additional capital
         contribution recorded upon receipt of
         acquired companies from parent                      $    950,000    $         --    $         --
                                                             ============    ============    ============
     Increase (decrease) to deferred compensation
         and additional paid-in-capital related
         to stock options                                     $         --    $     71,329    $    (14,482)
                                                             ============    ============    ============
     Increase to additional paid-in capital and
         notes receivable upon the sale of
         restricted common stock and exercise of
         stock options in exchange for notes                 $         --    $     28,323    $        490
                                                             ============    ============    ============
     Decrease to common stock, additional paid-in
         capital and notes receivable upon the
         repurchase of restricted common stock               $         --    $         --    $      1,444
                                                             ============    ============    ============

                                                                    SIX MONTHS ENDED
                                                                        MARCH 31,
                                                              -----------------------------
                                                                  2001            2002
                                                              ------------    ------------
                                                               (UNAUDITED)     (UNAUDITED)

                                                                     (IN THOUSANDS)
Cash flows from operating activities:
     Loss from continuing operations                          $    (67,086)   $    (10,866)
     Adjustments to reconcile loss to net cash
         provided by (used in) operating activities:
     Purchased in-process research and development                      --              --
     Depreciation and amortization                                  41,493           5,973
     Amortization of deferred compensation on employee
         stock grants                                                4,198           5,550
     Amortization of deferred compensation on
         non-employee stock grants                                     167              20
     Impairment of intangible assets                                    --              --
     Write-off of offering costs                                        --              --
     Loss on disposal of fixed assets                                   --             344
         Changes in operating assets and liabilities
         (net of acquired balances in 1999):
            Accounts receivable                                     (6,891)         (1,072)
            Related party accounts receivable                        2,892          (3,220)
            Inventories                                            (18,336)         18,779
            Prepaid expenses and other current assets               (8,553)         (1,927)
            Long-term deposit                                           50            (162)
            Accounts payable                                        15,811          (8,665)
            Related party accounts payable                            (494)             --
            Accrued milestone payments                                  --              --
            Accrued expenses                                         2,589           7,565
            Deferred revenue                                        15,469         (23,505)
                                                              ------------    ------------
               Net cash provided by (used in)
                  operating activities                             (18,691)        (11,186)
                                                              ------------    ------------

Cash flows from investing activities:
     Purchases of property and equipment                           (10,189)         (6,809)
     Proceeds from sale of assets                                       --              --
                                                              ------------    ------------
               Net cash used in investing
                  activities                                       (10,189)         (6,809)
                                                              ------------    ------------

Cash flows from financing activities:
     Capital contributions from parent                              22,250              --
     Proceeds from convertible promissory note due to
         related party                                              67,000          40,000
     Cash contributed with acquired companies by parent                 --              --
     Repayment of capital lease obligation                              --              --
     Repayment of note receivable from officer                          --              --
     Proceeds from sales of restricted common stock                     --              --
     Proceeds from exercise of stock options                         3,268             304
                                                              ------------    ------------
               Net cash provided by financing activities            92,518          40,304
                                                              ------------    ------------
Net increase (decrease) in cash and cash equivalents                63,638          22,309
Effect of exchange rate changes on cash                               (131)           (210)
Net cash provided by (used in) discontinued operations             (16,855)        (22,035)
Cash and cash equivalents, beginning of period                         634          26,879
                                                              ------------    ------------
Cash and cash equivalents, end of period                      $     47,286    $     26,943
                                                              ============    ============

Non cash activities:

     Common stock issued and additional capital
         contribution recorded upon receipt of
         acquired companies from parent                       $         --    $         --
                                                              ============    ============
     Increase (decrease) to deferred compensation
         and additional paid-in-capital related
         to stock options                                      $     (6,941)   $     (6,309)
                                                              ============    ============
     Increase to additional paid-in capital and
         notes receivable upon the sale of
         restricted common stock and exercise of
         stock options in exchange for notes                  $         --    $         --
                                                              ============    ============
     Decrease to common stock, additional paid-in
         capital and notes receivable upon the
         repurchase of restricted common stock                $         --    $         --
                                                              ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)
                    (In thousands, except per share amounts)


(1)   NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

      Unisphere Networks, Inc. (the "Company") was incorporated in Delaware on January 12, 1999 as Unisphere Solutions, Inc. and is an indirect majority-owned subsidiary of Siemens AG. The Company changed its name from Unisphere Solutions, Inc. to Unisphere Networks, Inc. in September 2000. The Company develops, markets and supports data and voice networking products for the delivery of integrated voice and high speed data services to businesses and residential users. In March 1999, Siemens purchased Argon Networks, Inc. ("Argon"). In April 1999, Siemens purchased Castle Networks, Inc. ("Castle") and Redstone Communications, Inc. ("Redstone"). All three companies were development-stage companies engaged in research and development of next generation products for the networking industry. In April 1999, Siemens contributed a research and development group for voice switching products to the Company as an equity contribution (net assets were equal to zero). In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to the Company. In accordance with AICPA Interpretation AIN-APB 16, #39, Transfers and Exchanges Between Companies Under Common Control, the assets and liabilities of the businesses contributed to Unisphere were recorded at historical cost. The results of operations of Argon, Castle and Redstone are included in the consolidated financial statements of the Company from the respective dates of acquisition. The Company considers Redstone and Castle to be the predecessor business as these two businesses represent the primary ongoing business operations of the Company (See Note 14).

      The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. To date the Company has been funded by Siemens.

      On April 30, 2002, the Company sold its Voice product line ("Voice") to Siemens Information and Communication Networks, Inc. ("Siemens ICN") pursuant to the terms of a Stock Purchase Agreement (the "Agreement"), between the Company and Siemens ICN, as of the effective date ("Effective Date") of April 1, 2002. In connection with the sale of Voice, Siemens ICN paid $210 million to the Company's stockholders of record as of May 20, 2002. The net assets and liabilities of Voice were transferred to Siemens ICN at historical cost in accordance with AICPA Interpretation AIN-APB 16, #39, Transfers and Exchanges Between Companies Under Common Control. The accompanying consolidated financial statements and related notes present the financial position, results of operations and cash flows of Voice as discontinued operations for all periods presented. See Note 14.

(2)   SIGNIFICANT ACCOUNTING POLICIES

      The accompanying consolidated financial statements of the Company reflect the application of certain significant accounting policies as described below.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      (a)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of Unisphere Networks, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      (b)   UNAUDITED INTERIM FINANCIAL INFORMATION

            The interim consolidated financial data as of March 31, 2002 and for the six months ended March 31, 2001 and 2002 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results for the interim periods are not necessarily indicative of the results for the entire year.

      (c)   CASH AND CASH EQUIVALENTS

            The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      (d)   INVENTORIES

            Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

      (e)   PROPERTY AND EQUIPMENT

            Property and equipment is stated at cost and depreciated or amortized over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

            Computer and telecommunications equipment        2 to 3 years
            Furniture and office equipment                   5 years
            Leasehold improvements                           Shorter of lease term or useful life of asset

            The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      (f)   INTANGIBLE ASSETS

            Intangible assets include goodwill and other intangible assets resulting from business combinations accounted for using the purchase method of accounting. Goodwill was amortized on a straight-line basis over five years and other intangible assets were amortized on a straight-line basis over three years. The Company has adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141 "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Accordingly, the Company reclassified the workforce intangible asset to goodwill and ceased the ratable amortization of goodwill on October 1, 2001.

      (g)   IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

            Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets, including goodwill prior to the adoption of SFAS No. 142, are reviewed continually to determine whether events and circumstances warrant revised estimates of useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Recoverability of goodwill is measured by a comparison of the carrying amount of goodwill to future net undiscounted cash flows expected to be generated by the business to which the goodwill relates. If such assets or goodwill are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets or goodwill exceeds the related fair value. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

            During the second quarter of fiscal 2000, management of the Company cancelled Argon's original development effort of its gigabit switch router, which was the primary focus of Argon. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace. The cancellation of this development effort included discarding and abandoning all software development and substantially all hardware components.

            As a result of the cancellation of the Argon gigabit switch router, the Company performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there would be no future cash flows generated from the Argon development concept. Accordingly, the Company recorded an impairment charge of $118,495 for the writedown of the remaining unamortized value of the Argon goodwill during the year ended September 30, 2000.

            The Company also performed an impairment review of the workforce intangible asset generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there was a partial impairment of this asset, based on the higher than expected level of employee turnover experienced to date. Accordingly, the Company recorded an impairment charge of $315 for the writedown of a portion of the unamortized value of the Argon workforce intangible asset during the year ended September 30, 2000.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      (h)   FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and the convertible promissory note approximate their fair values due to the short-term nature of these instruments.

      (i)   REVENUE RECOGNITION

            Revenue from product sales is recognized upon shipment provided that there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is deemed probable. If uncertainties exist, revenue is recognized when such uncertainties are resolved. A significant portion of the Company's sales are made through value-added resellers, including various Siemens sales entities. Under these arrangements, value-added resellers do not have a right of return and they purchase products from the Company after they have secured a sale to an end-user. Revenue from professional services is recognized when the services are completed. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements.

            A provision for sales returns and allowances is recorded at the time of revenue recognition based on estimated future returns and allowances. In addition, the Company records a warranty liability for parts and labor on its products at the time of revenue recognition. Warranty periods are generally one year from installation date.

      (j)   RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

            The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

      (k)   ADVERTISING COSTS

            The Company expenses advertising costs in the period in which they are incurred. Advertising costs for the period ended September 30, 1999 and for the years ended September 30, 2000 and 2001 were $736, $7,482 and $2,495, respectively.

      (l)   OTHER INCOME (EXPENSE)

            Other income (expense) consists of interest income, interest expense and other expenses. The Company recorded $0, $2,164 and $4,985 of losses on disposal of property and equipment for the period ended September 30, 1999 and for the years ended September 30, 2000 and 2001, respectively.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      (m)   INCOME TAXES

            Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

            The Company does not file separate income tax returns, but rather is included in the consolidated income tax returns of its parent, Siemens Corporation, a majority-owned subsidiary of Siemens AG. The Company has entered into a tax sharing agreement with Siemens Corporation. Under this agreement, the Company will reimburse Siemens Corporation for the Company's federal and state income tax liability computed as if its tax returns were filed on a stand alone basis. The Company may use the tax benefits of net operating losses and credits generated by the Company solely to reduce its liability to Siemens Corporation. Siemens Corporation is not obligated to reimburse the Company for any tax benefits in excess of the aggregate liability to Siemens Corporation up to the date of an initial public offering ("IPO") of the Company's stock. Subsequent to the date of an IPO, Siemens Corporation will reimburse the Company for any tax attributes utilized by Siemens Corporation when the Company could have used them on a separate return basis. The Company is obligated to pay Siemens Corporation for any adjustment made by a taxing authority in a consolidated tax year, the benefit of which is subsequently realized by the Company in a non-consolidated tax year.

      (n)   NET LOSS PER SHARE

            Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of restricted common shares and incremental common shares issuable upon the exercise of stock options. There were no dilutive common equivalent shares for the period ended September 30, 1999, the years ended September 30, 2000 and 2001 and the six months ended March 31, 2001 and 2002.

            At September 30, 2000 and 2001, options to purchase 14,139 and 19,726 shares of common stock, respectively, at an average exercise price of $9.64 and $10.20 per share, respectively, and restricted common shares of 2,741 and 1,552, respectively, have not been included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

      (o)   STOCK-BASED COMPENSATION

            The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


            Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

            The Company amortizes deferred stock-based employee compensation expense for fixed awards using the straight-line method over the respective employees' vesting periods.

      (p)   SEGMENT INFORMATION

            The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. The Company has determined that it conducts its operations in one business segment.

      (q)   CONCENTRATIONS OF CREDIT RISK

            Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and receivables. The Company invests its excess cash primarily in deposits with commercial banks.

      (r)   RISKS AND UNCERTAINTIES

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

            Certain components and parts used in the Company's products are procured from a single source. The Company obtains some of its parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made on a purchase order basis. In addition, the majority of the Company's products are manufactured by a single contract manufacturer. The failure of a supplier or the contract manufacturer to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenue and results of operations.

            The Company is subject to the rapid technological change inherent in the networking industry. This change includes new product introduction, changes in customer requirements and new technologies. The Company works closely with its customers to understand its customers and the industry requirements. A delay in product and feature introductions could adversely affect the Company's results of operations.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


(3)   ACQUISITIONS

      On April 27, 1999, Siemens purchased Redstone. Under the terms of the Agreement, Siemens purchased all outstanding securities of Redstone for $450,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Redstone with cash incentives. In June 1999, Siemens contributed the stock of Redstone to the Company, which has accounted for the acquisition and Redstone's results of operations from the date of acquisition, as if the Company had effectively acquired Redstone. During the period ended September 30, 1999 and the year ended September 30, 2000, the Company expensed $35,000 and $15,000, respectively, related to the Milestone Incentive Compensation Plan for milestones which had been achieved as of those dates. No additional milestone payments remained as of September 30, 2000.

      On April 20, 1999, Siemens acquired Castle. Under the terms of the Agreement, Siemens purchased all outstanding securities of Castle for $300,000 in cash. The transaction was accounted for as a purchase. In June 1999, Siemens contributed the stock of Castle to the Company, which has accounted for the acquisition and Castle's results of operations from the date of acquisition, as if the Company had effectively acquired Castle.

      On March 12, 1999, Siemens acquired Argon. Under the terms of the Agreement, Siemens purchased all outstanding securities of Argon for $200,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Argon with cash incentives. In June 1999, Siemens contributed the stock of Argon to the Company, which has accounted for the acquisition and Argon's results of operations from the date of acquisition, as if the Company had effectively acquired Argon. No development milestones had been achieved during the period ended September 30, 1999, therefore no costs were accrued. At the time of acquisition, Siemens also initiated a retention bonus plan, for which the Company expensed $2,140 and $11,133 of cost related to time-based payments in the period ended September 30, 1999 and the year ended September 30, 2000, respectively. No additional retention bonus plan payments remained as of September 30, 2000.

      The amounts allocated to purchased in-process research and development was determined through established valuation techniques in the high-technology communications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      Summary of purchase transactions:

                                       ALLOCATED TO
                                        PURCHASED      ALLOCATED                      NET
                                        IN-PROCESS        TO         ALLOCATED      TANGIBLE       TOTAL
                                       RESEARCH AND    ASSEMBLED         TO          ASSETS       PURCHASE
                                        DEVELOPMENT    WORKFORCE      GOODWILL      ACQUIRED       PRICE
                                       ------------    ----------    ----------    ----------    ----------
      Entity Acquired
      Continuing operations:
           Redstone Communications     $    101,700    $    1,130    $  342,127    $    5,043    $  450,000
           Argon Networks                    36,400           990       148,119        14,491       200,000
                                       ------------    ----------    ----------    ----------    ----------
           Total                            138,100         2,120       490,246        19,534       650,000
                                       ------------    ----------    ----------    ----------    ----------

      Discontinued operations:
           Castle Networks                   79,300           870       214,363         5,467       300,000
                                       ------------    ----------    ----------    ----------    ----------
                Total                  $    217,400    $    2,990    $  704,609    $   25,001    $  950,000
                                       ============    ==========    ==========    ==========    ==========

      All payments related to the milestone incentive compensation plans and retention plan were recorded as expense in the consolidated financial statements of Unisphere in the periods following the acquisitions. The expense was recorded as the milestones were achieved for the milestone plans and ratably over the retention period for the retention plan.

      For the period from January 12, 1999 (date of inception) to September 30, 1999 and for the years ended September 30, 2000 and 2001, aggregate expense of $37,140, $26,133 and $0, respectively, was recorded as follows in the accompanying consolidated statements of operations:

                                        JANUARY
                                        12, 1999
                                       (DATE OF
                                       INCEPTION)
                                        THROUGH
                                      SEPTEMBER 30,      YEAR ENDED           YEAR ENDED
                                          1999       SEPTEMBER 30, 2000   SEPTEMBER 30, 2001
                                      ------------   ------------------   ------------------
      Cost of revenues                $        511   $              951   $               --
      Research and development              27,157               21,873                   --
      Sales and marketing                    2,794                  678                   --
      General and administrative             6,678                2,631                   --
                                      ------------   ------------------   ------------------
                                      $     37,140   $           26,133   $               --
                                      ============   ==================   ==================

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


(4)   FINANCIAL STATEMENT DETAILS

      The following table summarizes balance sheet items by major component:

                                                      SEPTEMBER 30,  SEPTEMBER 30,   MARCH 31,
                                                          2000           2001           2002
                                                      ------------   ------------   ------------
      Inventories:
          Component parts                             $      3,796   $      1,750   $      2,656
          Finished goods                                     8,616         29,318          9,633
                                                      ------------   ------------   ------------
                                                      $     12,412   $     31,068   $     12,289
                                                      ============   ============   ============

      Prepaid expenses and other current assets:
          Deposits                                    $      1,085   $         --   $         --
          Non-trade receivables                                574            205          1,085
          Service contracts                                    142            361            485
          Offering costs                                     1,209             --             --
          Interest receivable from officers                    322          1,940          2,415
          Other                                                975            925          1,373
                                                      ------------   ------------   ------------
      Prepaid and other current assets, net           $      4,307   $      3,431   $      5,358
                                                      ============   ============   ============

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


                                                                 SEPTEMBER 30,   SEPTEMBER 30,     MARCH 31,
                                                                     2000            2001            2002
                                                                 ------------    ------------    ------------
      Property and equipment:
            Computer and telecommunications equipment            $     23,039    $     27,286    $     34,294
            Evaluation and service components                           5,396              --              --
            Furniture and office equipment                              1,560           2,084              --
            Leasehold improvements                                      1,750          11,758          12,023
                                                                 ------------    ------------    ------------
                                                                       31,745          41,128          46,317

            Less: accumulated depreciation and amortization           (10,135)        (10,771)        (15,672)
                                                                 ------------    ------------    ------------
              Property and equipment, net                        $     21,610    $     30,357    $     30,645
                                                                 ============    ============    ============

      Intangible assets:
            Goodwill                                             $    343,812    $    343,812    $    343,812
            Less: accumulated amortization                            (97,772)       (166,758)       (166,758)
                                                                 ------------    ------------    ------------
              Intangible assets, net                             $    246,040    $    177,054    $    177,054
                                                                 ============    ============    ============

      Accrued expenses:
            Accrued employee-related expenses                    $      6,977    $      6,450    $      7,047
            Accrued professional fees                                   2,413             936             837
            Accrued warranty                                            2,283           3,008           4,285
            Other liabilities                                           2,917           6,889           9,525
                                                                 ------------    ------------    ------------
                                                                 $     14,590    $     17,283    $     21,694
                                                                 ============    ============    ============

(5)   CONVERTIBLE PROMISSORY NOTE

      The Company issued an amended and restated $67,000 convertible promissory note to Siemens in February 2001. In November 2001, the Company issued a second amended and restated convertible promissory to Siemens, pursuant to which the principal amount was increased to $147,000. Siemens has advanced $67,000 and $107,000 to the Company as of September 30, 2001 and March 31, 2002, respectively. The note accrues interest at 7.25% per year. The Company has recorded $3,476 and $3,154 of accrued interest for the year ended September 30, 2001 and the six months ended March 31, 2002. The principal and accrued interest is due or will convert into shares of the Company's common stock at the earlier of November 16, 2002 or the closing of an initial public offering of the Company's common stock. The Company's obligations under the note may be accelerated if an event of default occurs under the note. The number of shares to be issued upon such conversion is equal to the sum of the principal amount of the note plus accrued interest divided by the Company's per share initial public offering price. Upon the

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      November 16, 2002 due date or any accelerated due date, if not earlier converted, Siemens has the option to convert the note at the then fair market value of the Company's common stock. See Note 15.

(6)   WRITE-OFF OF OFFERING COSTS

      The Company recorded $1,209 and $1,482 of deferred costs directly attributable to its initial public offering of common stock during the years ended September 30, 2000 and 2001. In accordance with applicable accounting guidance, during the year ended September 30, 2001, the Company wrote off $2,691 of deferred offering costs based upon management's view that market conditions have postponed the Company's offering by more than 90 days.

(7)   COMMITMENTS AND CONTINGENCIES

      The Company's primary office facilities are leased under noncancelable operating leases that expire at various times through 2011. Rent expense under operating leases was $1,077, $3,927 and $5,152 for the period from inception through September 30, 1999 and for the years ended September 30, 2000 and 2001, respectively. At September 30, 2001, future minimum lease payments under all non-cancelable operating leases were as follows for fiscal years ending September 30:

            2002                                              $  4,822
            2003                                                 4,569
            2004                                                 4,305
            2005                                                 3,945
            2006                                                 4,347
            Thereafter                                          19,748
                                                              --------
            Total future minimum lease payments               $ 41,736
                                                              ========

(8)   RELATED PARTY TRANSACTIONS

      The Company has been funded since inception by Siemens. The funding was provided based on the Company's operating needs and was accounted for as a capital contribution through November 11, 2000. Total capital contributions from Siemens includes the contribution of the stock of Argon, Castle and Redstone, valued at $950,000, and capital contributions to fund operations of $49,951, $212,503 and $22,250 for the period ended September 30, 1999 and for the years ended September 30, 2000 and 2001, respectively. Subsequent to November 11, 2000, Siemens has provided funding to the Company in the form of a convertible promissory note (see
      Note 5).

      The Company has transactions in the normal course of business with Siemens group companies. Balances resulting from these transactions are reflected on the balance sheet as accounts receivable from related parties and accounts payable to related parties. Transactions included in the statement of operations for the period ended September 30, 1999 and for the years ended September 30, 2000 and 2001 are as follows:

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


                                        JANUARY 12, 1999         YEAR ENDED      YEAR ENDED
                                       (DATE OF INCEPTION)      SEPTEMBER 30,   SEPTEMBER 30,
                                   THROUGH SEPTEMBER 30, 1999       2000            2001
                                   --------------------------   ------------    ------------
      Sales to related parties           $      1,286           $     16,735    $     67,713
      Engineering expenses                      1,100                  7,968           1,301
      Rent expenses                               269                    381              --
      Other expenses                              806                    538              --

(9)   STOCKHOLDERS' EQUITY

      (a)   COMMON STOCK

            The Company has authorized 115,361 shares of common stock, $.01 par value, of which 86,133, 90,285 and 90,639 shares were outstanding at September 30, 1999, 2000 and 2001, respectively. The holders of the common stock are entitled to one vote for each share held.

            On April 21, 2000, the Board of Directors approved a 1-for-3 reverse stock split. The accompanying financial statements reflect the effects of this reverse split for all periods presented. In April 2001, the Board of Directors increased the authorized common stock to 115,361 shares and increased the common stock reserved for issuance pursuant to the 1999 Stock Incentive Plan to 29,227 shares.

      (b)   NOTES RECEIVABLE FROM OFFICERS

            In connection with the sale of restricted stock and in accordance with the original terms of the awards, the Company accepted promissory notes from two officers in the amounts of $26,225 and $2,098, respectively, in August 2000. The notes are secured by the purchased shares and have recourse to the general assets of the officers with respect to 25% of the principal balance and 100% of the accrued interest on the notes. Interest paid is not refundable to the officers. The notes mature in January 2004 and bear interest at the six-month LIBOR index rate plus fifty basis points per annum (4.1% at September 30, 2001).

            In connection with the exercise of 67 stock options to purchase common stock and in accordance with the original terms of the award, the Company accepted a promissory note from one officer in the amount of $490 in December 2000. The note is secured by the purchased shares and has recourse to the general assets of the officer with respect to 25% of the principal balance and 100% of the accrued interest on the note. Interest paid is not refundable to the officer. In June 2001, the officer repaid the principal and interest on the note.

            In connection with the termination of one officer in July 2001, the Company repurchased 138 shares of restricted common stock and cancelled $1,444 of the balance of the promissory note. As of September 30, 2001, $138 of accrued interest is recorded in other current assets.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


(10)  INCOME TAXES

      The Company prepared its tax provision as if it filed tax returns on a stand-alone basis. No current provision for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. The following table reconciles the federal statutory income tax rate to the Company's effective income tax rate:

                                                                   JANUARY 12, 1999
                                                                       (DATE OF
                                                                       INCEPTION)
                                                                        THROUGH         YEAR ENDED         YEAR ENDED
                                                                     SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,
                                                                         1999              2000               2001
                                                                   ----------------    -------------      -------------
      Income taxes at federal statutory rate                             34.0%             34.0%              34.0%
      Write-off of acquired in-process research and development         (18.3)               --                 --
      Non-deductible goodwill amortization                               (5.8)             (8.3)             (18.9)
      Write-off of impaired intangible assets                              --             (11.9)                --
      Tax benefit utilized by parent company                             (9.4)            (11.5)             (13.9)
      Change in valuation allowance and other                            (0.5)             (2.3)              (1.2)
                                                                       ------            ------             ------
                                                                           --%               --%                --%
                                                                       ======            ======             ======

      At September 30, 2000 and 2001, the Company had net operating loss and tax credit carryforwards resulting from current operations and from its acquisitions of Redstone, Castle and Argon. The Company has recorded a full valuation allowance against these net operating loss and tax credit carryforwards, as well as the net deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, it is more likely than not that these assets will not be realized. No deferred income tax provision has been recorded because of the valuation allowance. Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of deferred tax assets and liabilities are comprised of the following:

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


                                                                 SEPTEMBER 30,  SEPTEMBER 30,
                                                                     2000           2001
                                                                 ------------   ------------
      Deferred tax assets:
            Net operating loss and credit carryforwards          $     20,531   $     28,352
            Employee-related costs                                      7,570          5,990
            Accrued compensation                                          286            498
            Amortizable offering costs                                     --          1,084
            Amortizable start-up costs                                    471            312
            Inventory reserves                                          3,611          4,672
            Bad debt reserves                                             961          1,394
            Warranty reserves                                             798          1,111
            Other                                                         854          1,054
                                                                 ------------   ------------
                Total gross deferred tax asset                         35,082         44,467
                Less valuation allowance                              (34,695)       (44,299)
                                                                 ------------   ------------
                Net deferred tax asset                                    387            168
                                                                 ------------   ------------
      Deferred tax liabilities:
            Basis differences in acquired intangible assets               341            116
            Depreciation                                                   46             52
                                                                 ------------   ------------
                Total gross deferred tax liability                        387            168
                                                                 ------------   ------------
                Net deferred tax asset                           $         --   $         --
                                                                 ============   ============

      Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of September 30, 2001 will be allocated as follows:

                                                                                  SEPTEMBER 30,
                                                                                      2001
                                                                                  ------------
      Income tax benefit that would be reported in the statement of operations    $     39,234
      Income tax benefit that would be reported as a decrease to goodwill                5,065
                                                                                  ------------
                                                                                  $     44,299
                                                                                  ============

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      The Company has no federal and $370,107 of state net operating loss carryforwards as of September 30, 2001. The state net operating loss carryforwards will expire from 2002 through 2005. In addition, the Company has federal and state tax credit carryforwards of approximately $1,070 and $6,176, respectively, as of September 30, 2001 which will expire from 2011 through 2018. The utilization of the net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of prior and future ownership changes. In addition, to the extent these net operating losses can be utilized by Siemens Corporation, the Company is not entitled to any reimbursement under the existing tax sharing arrangement and the Company will not receive any current or future income tax benefit related to these net operating losses.

(11)  STOCK-BASED COMPENSATION

      In July 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to acquire common stock to employees, advisors and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-statutory (i.e., nonqualified) stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, non-employee directors, advisors and consultants. The Company reserved 29,227 shares of common stock for issuance under the Plan as of September 30, 2001 and March 31, 2002.

      Options under the Plan may be granted for periods of up to ten years and at prices to be determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted generally vest over four years.

      A restricted stock award provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by the Board of Directors or a Committee selected by the Board of Directors. Participants' unvested shares are subject to repurchase by the Company at the original sale price. Generally, vesting occurs over a three to four year period. As of September 30, 2001 and March 31, 2002, the Company had the right to repurchase up to 1,552 and 1,070 unvested shares at the original sale price of $10.50 per share.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      The following table presents activity under the Plan for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the years ended September 30, 2000 and 2001:

                                                    SHARES        STOCK      RESTRICTED         WEIGHTED
                                                   AVAILABLE     OPTIONS        STOCK           AVERAGE
                                                   FOR GRANT   OUTSTANDING   OUTSTANDING     EXERCISE PRICE
                                                 -----------   -----------   -----------     --------------
      Shares authorized                                4,533            --            --     $           --
      Options granted                                 (3,104)        3,104            --               7.35
      Options terminated                                 208          (208)           --               7.35
                                                 -----------   -----------   -----------
      Balance at September 30, 1999                    1,637         2,896            --               7.35
                                                 -----------   -----------   -----------
      Shares authorized                               15,157            --            --                 --
      Options and restricted stock granted           (16,592)       13,371         3,221              10.02
      Options exercised                                   --          (930)           --               8.58
      Restricted stock purchased                          --            --        (3,221)             10.50
      Options terminated                               1,198        (1,198)           --               7.79
                                                 -----------   -----------   -----------
      Balance at September 30, 2000                    1,400        14,139            --               9.64
                                                 -----------   -----------   -----------
      Shares authorized                                9,537            --            --                 --
      Options granted                                 (8,437)        8,437            --              11.23
      Options exercised                                   --          (492)           --               8.47
      Options terminated                               2,358        (2,358)           --              10.43
      Restricted stock repurchased                       138            --            --              10.50
                                                 -----------   -----------   -----------
      Balance at September 30, 2001                    4,996        19,726            --              10.20
                                                 ===========   ===========   ===========

      The following table summarizes stock options outstanding and exercisable at September 30, 2001:

                           OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
      -----------------------------------------------------------------    ------------------------------
                                     WEIGHTED AVERAGE       WEIGHTED                          WEIGHTED
        EXERCISE        NUMBER        REMAINING LIFE        AVERAGE           NUMBER          AVERAGE
         PRICES       OUTSTANDING         (YEARS)        EXERCISE PRICE     EXERCISABLE    EXERCISE PRICE
      ------------    -----------    ----------------    --------------    --------------  --------------
      $7.35-$10.50       18,032             8.70          $       9.55          4,333       $       9.29
         $17.10           1,694             9.00                 17.10            136              17.10
                      -----------                                          --------------
                         19,726             8.70                 10.20          4,469               9.53
                      ===========                                          ==============

      The weighted average grant date fair value of options granted in the period ended September 30, 1999 and the years ended September 30, 2000 and 2001 was $0.00, $4.85, and $7.71, respectively. The weighted average modification date fair value of stock options modified in April 2000, as discussed below, was $3.62. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's loss from continuing operations would have been $256,576, $336,568 and $129,551 and basic and diluted net loss per share from continuing operations would have been $2.98, $3.90 and $1.46 for the period ended September 30, 1999 and for the years ended September 30, 2000 and 2001, respectively.

      The Company calculated the fair value of each option on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


                                       JANUARY 12, 1999
                                      (DATE OF INCEPTION)
                                            THROUGH           YEAR ENDED       YEAR ENDED
                                         SEPTEMBER 30,       SEPTEMBER 30,    SEPTEMBER 30,
                                             1999                2000             2001
                                      -------------------    ------------     ------------
      Expected life (years)                     5                   5                5
      Risk free interest rate                6.93%               6.25%            5.42%
      Volatility                               --                  65%              85%
      Dividend yield                           --                  --               --

      During the year ended September 30, 2000, the Company issued 176 non-qualified stock options to non-employees for services rendered and has valued these stock options using a Black-Scholes option pricing model. The Company used a volatility factor of 65%, a risk free interest rate of 6.03%, a dividend rate of zero and the contractual lives of the grants, which ranged from one to ten years. During the year ended September 30, 2001, the Company issued 54 non-qualified stock options to non-employees for services rendered and has valued these stock options using a Black-Scholes option pricing model. The Company used a volatility factor of 65%, a risk free interest rate of 6.00%, a dividend rate of zero and the contractual lives of the grants of ten years. The Company had 176 and 230 non-qualified stock options outstanding to non-employees at September 30, 2000 and 2001, respectively. The Company has fully amortized the deferred compensation expense of $630 and $167 during the years ended September 30, 2000 and 2001, respectively.

      During the year ended September 30, 2000, the Company sold 3,221 shares of restricted common stock and granted 4,530 stock options to purchase common stock at amounts lower than the estimated fair market value. Accordingly, the Company has recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value. During fiscal 2000, the Company recorded $48,045 in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $9,308 and $677 in continuing and discontinued operations, respectively, in fiscal 2000 and $12,680 and $535 in continuing and discontinued operations, respectively, in fiscal 2001, related to the amortization of deferred compensation over the vesting period.

      In April 2000, the Company changed the exercise price of 2,344 employee stock options to purchase common stock. At September 30, 2000, stock options for the purchase of 370 shares of common stock had been exercised and 146 stock options had been cancelled. At September 30, 2001, stock options for the purchase of 532 shares of common stock had been exercised and 345 stock options had been cancelled. The remaining 1,467 stock options will become exercisable over a four-year period. During the year ended September 30, 2000, the Company recorded $22,654 in deferred compensation and $8,887 and $2,962 of non-cash expense in continuing and discontinued operations, respectively, related to these stock options.

      During the year ended September 30, 2001, the Company recorded a $15,741 decrease in deferred compensation and $4,496 and $1,449 of non-cash income in continuing and discontinued operations, respectively, related to these stock options due to a decrease in the fair market value of the Company's common stock. Deferred compensation amounts are being amortized over the vesting periods of the

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      applicable stock options. The Company cannot estimate the effect of stock-based compensation related to employee stock options for which the exercise price was changed since determination of variable stock-based compensation expense is based on the fair market value of the Company's common stock in future periods.

      During the year ended September 30, 2001, the Company recorded $1,092 of deferred compensation related to the acceleration of vesting on 311 stock options to employees upon termination from the Company. The Company has fully amortized the deferred compensation of $1,092 into expense during the year ended September 30, 2001.

(12)  EMPLOYEE BENEFIT PLAN

      The Company sponsors several defined contribution plans covering substantially all of its employees which are designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plans through payroll deductions within statutory and plan limits. The Company recorded expense of $13, $0 and $0, related to the plans in the period from January 12, 1999 (date of inception) to September 30, 1999 and for the years ended September 30, 2000 and 2001, respectively.

(13)  GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

      The Company operates in a single industry segment encompassing the design, development, manufacture, marketing, and technical support of networking products and services.

      In the period ended September 30, 1999, the years ended September 30, 2000 and 2001 and the six months ended March 31, 2002, Siemens accounted for approximately 79.9%, 64.4%, 44.8% and 37.3%, respectively, of net revenues. In addition, the Company had two customers who accounted for 28.6% and 19.3% of net revenues for the year ended September 30, 2000. Two other customers accounted for 17.9% and 14.7% of net revenues for the year ended September 30, 2001. In addition, two customers accounted for 37.7% and 13.1% of net revenues for the six months ended March 31, 2002.

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      Geographic revenues, which are attributed to countries based on the location of the customer, are as follows:

                                       JANUARY 12, 1999
                                           (DATE OF
                                          INCEPTION)                                               SIX MONTHS
                                           THROUGH            YEAR ENDED        YEAR ENDED            ENDED
                                         SEPTEMBER 30,       SEPTEMBER 30,     SEPTEMBER 30,        MARCH 31,
                                             1999                2000              2001               2002
                                       ----------------      ------------      -------------      -------------
      United States                    $          1,442      $     11,138      $      42,500      $      18,981
      International
          Asia Pacific                              229             9,886             53,381             65,003
          South and Latin America                    --               711              1,165                176
          Europe                                    564             9,858             72,836             26,578
                                       ----------------      ------------      -------------      -------------
            Total international                     793            20,455            127,382             91,757
                                       ----------------      ------------      -------------      -------------
            Total net revenues         $          2,235      $     31,593      $     169,882      $     110,738
                                       ================      ============      =============      =============

      There were no significant long-lived assets located in foreign countries at September 30, 2000 and 2001, and March 31, 2002.

(14)  DISCONTINUED OPERATIONS

      The Company divested its Voice product line pursuant to a definitive agreement signed on April 30, 2002 between the Company and Siemens ICN. The Company distributed net assets of the Voice product line to Castle and sold the stock of Castle to Siemens ICN for $210,000. The $210,000 proceeds were used to pay a $210,000 dividend to Company stockholders in May 2002.

      Voice is accounted for as a discontinued operation. Accordingly, its net assets and liabilities have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows, and related notes. For the period ended September 30, 1999, the years ended September 30, 2000 and 2001, and the six months ended March 31, 2001 and 2002, the results of discontinued operations were as follows:

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


                                         JANUARY 12,
                                            1999
                                         (DATE OF
                                         INCEPTION)                                   SIX MONTHS     SIX MONTHS
                                          THROUGH       YEAR ENDED     YEAR ENDED        ENDED          ENDED
                                        SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,    MARCH 31,      MARCH 31,
                                            1999           2000           2001           2001           2002
                                        ------------   ------------   ------------   ------------   ------------
      Third party revenue               $      1,027         14,427          7,185          6,804          3,316
      Related party revenue                      500          3,608          8,347             --             --
                                        ------------   ------------   ------------   ------------   ------------
           Net revenues                 $      1,527   $     18,035   $     15,532   $      6,804   $      3,316
                                        ------------   ------------   ------------   ------------   ------------

      Loss from
           discontinued operations      $   (128,477)  $    (93,963)  $    (89,740)       (40,034)       (23,912)

      The assets and liabilities identified as part of the disposition of Voice are recorded as assets and liabilities of discontinued operations; the cash flow of Voice is reported as net cash used in discontinued operations; and the results of operations of Voice is reported as loss from discontinued operations. Assets and liabilities of discontinued operations consist of the following:

                                                              SEPTEMBER 30,   SEPTEMBER 30,     MARCH 31,
                                                                  2000            2001            2002
                                                              ------------    ------------    ------------
      Current assets:
           Accounts receivable, net                           $      1,243    $        906    $        395
           Inventories                                               1,948           2,494           2,661
           Other current assets                                        564           1,027             629
                                                              ------------    ------------    ------------

      Total current assets of discontinued operations                3,755           4,427           3,685
                                                              ------------    ------------    ------------

      Non-current assets:
          Goodwill, net                                            154,086         110,923         110,923
          Other                                                     12,690          15,094          12,428
                                                              ------------    ------------    ------------
      Total assets of discontinued operations                 $    170,531    $    130,444    $    127,036
                                                              ============    ============    ============

      Total current liabilities of discontinued operations    $      5,555    $      7,960    $      5,910
                                                              ============    ============    ============

(15)  SUBSEQUENT EVENT

      On July 1, 2002, the stock of the Company was sold to Juniper Networks, Inc. ("Juniper") pursuant to the terms of an Agreement and Plan of Merger ("Merger Agreement"). The total purchase price was approximately $630,000 including $375,000 in cash and 36,500

                            UNISPHERE NETWORKS, INC.
             (An indirect majority-owned subsidiary of Siemens AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (information as of and for the six months ended March 31, 2001 and 2002 is unaudited)


      shares of Juniper common stock. Additionally, in connection with the terms of the convertible promissory note (See Note 5), the Company converted the balance of the convertible promissory note at July 1, 2002 into 12,657 shares of the company's common stock prior to the sale. Adjustments, if any, related to the sale of the company have not been reflected in the accompanying consolidated financial statements and related notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Unisphere Networks, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect majority-owned subsidiary of Siemens AG) as of September 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the years ended September 30, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 15, the Company was sold to Juniper Networks, Inc. on July 1, 2002.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unisphere Networks, Inc. and Subsidiaries as of September 30, 2000 and 2001, and the results of their operations and their cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the years ended September 30, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Boston, Massachusetts
April 30, 2002, except as to Note 15,
   which is as of July 1, 2002